Exhibit 3.1

Certificate of Incorporation

of

Constitution Mining Corp.

1.	Name. The name of the corporation is CONSTITUTION MINING CORP. (the “Corporation”).

2.
Registered Office and Agent.  The name and address of the registered office and registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Delaware 19801.

3.	Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.
Authorized Capital Stock.  The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share.  The total number of shares of Common Stock that the Corporation shall have authority to issue is 300,000,000, and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is 50,000,000.

5.	Number of Directors. The number of directors of the Corporation, and the division of directors into classes (if any), shall be fixed by, or in the manner provided in, the Bylaws.

6.
Elimination of Certain Liability of Directors.  No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  No amendment to or repeal of this Section 6 shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

7.	Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

8.
Amendments to Certificate.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.	Incorporator. The name and mailing address of the incorporator are as follows:

Name                                           Mailing Address

Gary Artmont                             411 East Wisconsin Avenue
                                                      Milwaukee, WI  53202-4497

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st  day of October, 2009.

/s/ Gary Artmont
Gary Artmont, Sole Incorporator